FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2022 Results

(January 19, 2023) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2022 of $4,873,000, a $2,152,000, or 79.1% increase, from the $2,721,000 earned during the fourth quarter of 2021. Net income for the year ended December 31, 2022, was $14,631,000, a $285,000, or 1.9% decrease, from the $14,916,000 earned for the year ended December 31, 2021. Basic and diluted earnings per share for the fourth quarter of 2022 and 2021 were $0.88 and $0.49, respectively and year-to-date earnings per share were $2.62 in 2022 compared to $2.68 in 2021.

The Corporation’s earnings were positively impacted by significantly higher net interest income during 2022 compared to the prior year. The increased earnings were slightly offset by a higher provision for loan losses, lower operating income, and higher operating expenses as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $3,765,000, or 35.7%, and $10,012,000, or 24.7%, for the three and twelve months ended December 31, 2022, compared to the same periods in 2021. The increase in NII resulted from an increase in interest on loans of $3,882,000, or 44.6%, and $7,698,000, or 22.5%, for the three and twelve months ended December 31, 2022, compared to the same periods in 2021, and an increase in interest income on securities of $1,723,000, or 76.0%, and $4,406,000, or 49.8%, for the three and twelve months ended December 31, 2022, compared to the same periods in 2021. Offsetting these positive increases, interest expense on deposits and borrowings increased by $1,951,000, or 339.9%, and $2,356,000, or 78.0%, for the same time periods.

The Corporation recorded no provision for loan losses in the fourth quarter of 2022, compared to a provision of $350,000 for the fourth quarter of 2021. For the year-to-date period, provision expense was $1,300,000 in 2022, an increase of $825,000, compared to provision expense of $475,000 recorded for the twelve months ended December 31, 2021. The increase in annual provision expense is primarily attributed to increased loan growth in 2022. The Corporation also benefited from a marked decline in the amount of loans considered criticized for regulatory purposes, reaching a multi-year low. Much of this decline was associated with customers who had been adversely impacted by the COVID-19 pandemic, and returned to financial stability in 2022. The allowance as a percentage of total loans was 1.19% as of December 31, 2022, and 1.40% as of December 31, 2021.

ENB FINANCIAL CORP

Other income, excluding gains on the sale of mortgages and gains on debt and equity securities, increased by $521,000, or 16.7%, for the fourth quarter of 2022, compared to the same quarter in the prior year, and increased by $951,000, or 8.4%, for the twelve months ended December 31, 2022, compared to the prior year. The increase in both periods can be primarily attributed to two Bank Owned Life Insurance (BOLI) payouts. The Corporation purchased and is the beneficiary of all BOLI life insurance policies taken out on a group of its former directors and current and former officers. Due to the death of two participants during the fourth quarter of 2022, the Corporation recorded BOLI income of $678,000. Gains on the sale of mortgages decreased by $1,092,000, or 95.4%, for the three months ended December 31, 2022, and $4,224,000, or 76.4%, for the twelve months ended December 31, 2022, compared to the prior year’s periods. Mortgage production was stable in 2022 compared to 2021, but the rapid market rate increases affected the margin the Corporation was able to obtain on the sale of mortgages. The majority of mortgage production during 2022 were adjustable rate mortgages that were generated and retained on the Corporation’s balance sheet. Gains on debt and equity securities decreased by $87,000, for the three months ended December 31, 2022, and $1,044,000, for the twelve months ended December 31, 2022, compared to the prior year’s periods due to higher interest rates which resulted in fewer security sales.

Total operating expenses increased by $891,000, or 7.8%, and $5,488,000, or 13.6%, for the three and twelve months ended December 31, 2022, compared to the same periods in 2021. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $833,000, or 12.5%, and $2,859,000, or 11.7%, for the three and twelve months ended December 31, 2022, compared to the same periods in 2021. The increase in salary costs was primarily due to additions to staff as well as salary realignment costs. Additionally, a bank-wide incentive plan was implemented during 2022, resulting in an accrual for the year-to-date period based on progress toward annual performance metrics.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2022 were 1.05% and 21.73%, respectively, compared to 0.66% and 7.99% for the fourth quarter of 2021. For the year ended December 31, 2022, the Corporation’s annualized ROA was 0.83%, compared to 0.95% in 2021, while the ROE was 13.63%, compared to 11.16% in 2021. The increase in ROE was primarily driven by the substantial decrease in stockholders’ equity as a result of the higher level of unrealized losses in the investment portfolio as discussed below.

As of December 31, 2022, the Corporation had total assets of $1.86 billion, up 8.2%; total loans of $1.19 billion, up 29.3%; total deposits of $1.64 billion, up 8.4%; and total stockholders’ equity of $97.3 million, down 29.1%, from the balances as of December 31, 2021. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, while a significant devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact. The changes in investment unrealized gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

(more)

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2022	2021	Change

Securities	$538,260	$567,075	(5.1)%
Total loans	1,191,117	920,904	29.3%
Allowance for loan losses	14,151	12,931	9.4%
Total assets	1,858,716	1,717,230	8.2%
Deposits	1,638,958	1,512,213	8.4%
Total borrowings	113,435	63,886	77.6%
Stockholders' equity	97,335	137,288	(29.1)%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2022	2021	2022	2021

Net interest income	$14,299	$10,534	$50,583	$40,571
Provision for loan losses	—	350	1,300	475
Gains on sale of mortgages	53	1,145	1,302	5,526
Noninterest income, excluding mortgage gains	—	87	10	1,054
Noninterest expense	3,636	3,115	12,252	11,301
Income before taxes	12,331	11,440	45,929	40,441
Provision for income taxes	5,657	3,091	16,918	17,536
Net Income	784	370	2,287	2,620
	4,873	2,721	14,631	14,916
Per Share Data
Earnings per share
Dividends per share	0.88	0.49	2.62	2.68
	0.17	0.17	0.68	0.67
Earnings Ratios
Returning on average assets (ROA)
Return on average stockholders equity (ROE)	1.05%	0.66%	0.83%	0.95%
Net Interest margin	21.73%	7.99%	13.63%	11.16%
Efficiency ratio	3.23%	2.78%	3.03%	2.81%
	67.5%	75.8%	70.3%	69.1%

(end)